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                                                                    EXHIBIT 99.2

FOR IMMEDIATE RELEASE

     GTS (EUROPE) LTD. BONDHOLDERS UNANIMOUSLY APPROVE SCHEME OF ARRANGEMENT

LONDON - 13 JULY 2001 - Global TeleSystems, Inc. ("GTS") (OTC: GTLS; NASDAQ
EUROPE: GTSG; Frankfurt: GTS) announced today that the holders of publicly-traded notes issued by its Global TeleSystems (Europe) Ltd. subsidiary, formerly known as Esprit Telecom Group plc ("Esprit Telecom"), have approved Esprit Telecom's Scheme of Arrangement under Part XIII of the UK Companies Act of 1985 (the "Scheme") to restructure the terms of their notes. One-hundred percent of bondholder votes cast were in favour of the scheme. Final approval of the scheme by the High Court (the "Court") of England and Wales is expected in the coming weeks.

Pursuant to this restructuring, the basic terms of which were announced on 28 March 2001, the company's obligation to repay approximately $500 million of the debt represented by the notes will be exchanged for the holders' receiving a 90% ownership interest in a new company that will own Esprit Telecom as well as the other GTS subsidiaries providing principally voice services to businesses in Western Europe. GTS will own through a subsidiary the remaining 10% of the equity in the new company, and will hold warrants to acquire an additional 10% of the new company.

The restructure of the Esprit Telecom bonds is consistent with GTS's overall programme to recapitalise its balance sheet by eliminating or reducing its publicly-held debt obligations and preferred stock. Consistent with these plans, GTS also announced that its Global TeleSystems Europe B.V. subsidiary has elected not to make the cash interest payments due on 15 July 2001 on its 10.375% Senior Notes due 2009 and its 10.375% Senior Notes due 2006. The company is currently engaged in restructuring negotiations with representatives of the holders of these notes. The non-payment of cash interest on these bonds will not constitute an event of default under the applicable indentures unless interest is not paid by August 14, 2001, and Deutsche Bank, Dresdner Bank and Bank of America (the "Bank Group"), which are providing financing to GTS' Global TeleSystems Europe Holdings B.V. subsidiary, have agreed to waive until July 31, 2001 any defaults under that subsidiary's credit facility caused by the failure to make these July 15 interest payments.

GTS AND EBONE CONTACTS
GTS INVESTORS
Jim Shields, Vice President, Investor Relations and Corporate Treasurer
Tel: +44(0)-207-769-8264; Fax: +44(0)-207-769-8068; Email: jim.shields@gts.com

HOULIHAN LOKEY HOWARD & ZUKIN (INVESTMENT BANKING ADVISORS)
David Hilty or Tanja Aalto
Tel: +1-212-497-4100; Email: dhilty@hlhz.com or taalto@hlhz.com

GTS MEDIA
Glenn Manoff, Vice President, Communications
Tel: +44-(0)-207-769-8290; Fax: +44-(0)-207-769-8084;
Email: glenn.manoff@gts.com

Mathew Hooper, Shared Value
Tel: +44 (0) 321 5023;  Email: Fax: +44 (0) 207 321 5020;
mhooper@sharedvalue.net


THIS PRESS RELEASE INCLUDES FORWARD-LOOKING STATEMENTS THAT INVOLVE RISK AND UNCERTAINTY. ALTHOUGH THE COMPANY BELIEVES ITS EXPECTATIONS AND PROJECTIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE BASED ON REASONABLE ASSUMPTIONS, NO ASSURANCE CAN BE GIVEN THAT SUCH PROJECTIONS OR EXPECTATIONS, INCLUDING, WITHOUT LIMITATION, THOSE RELATING TO ITS FUTURE FUNDING NEEDS, WILL BE FULFILLED. ANY SUCH FORWARD-LOOKING STATEMENT MUST BE CONSIDERED ALONG WITH KNOWLEDGE THAT ACTUAL EVENTS OR RESULTS MAY VARY MATERIALLY FROM SUCH PREDICTIONS DUE TO, AMONG OTHER THINGS, POLITICAL, ECONOMIC OR LEGAL CHANGES IN THE MARKETS IN WHICH GTS OR GTS EUROPE DO BUSINESS, COMPETITIVE DEVELOPMENTS OR RISKS INHERENT IN THE COMPANIES' BUSINESS PLAN. READERS ARE REFERRED TO THE DOCUMENTS FILED BY GTS AND GTS EUROPE WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION, SPECIFICALLY THE MOST RECENT REPORTS FILED UNDER THE SECURITIES EXCHANGE ACT OF 1934 AND REGISTRATION STATEMENTS FILED PURSUANT TO THE SECURITIES ACT OF 1933, WHICH IDENTIFY IMPORTANT RISK FACTORS.